Exhibit 3

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of November 5, 2025, is entered into by and among The Charles Schwab Corporation, a Delaware corporation (“Schwab”), and the undersigned stockholder (“Stockholder”) of Forge Global Holdings, Inc., a Delaware corporation (“Forge”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Schwab, Forge and a wholly owned subsidiary of Schwab (“Merger Sub”), Merger Sub will be merged with and into Forge, with Forge as the surviving corporation and a wholly owned subsidiary of Schwab (the “Merger”);

WHEREAS, as of the date of this Agreement, Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of common stock, par value $0.0001 per share, of Forge (the “Shares”) set forth next to Stockholder’s name on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, an independent and disinterested Special Committee of the Company Board has unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), and (b) recommended that the Company Board (i) approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) determine that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (iii) direct that the Merger Agreement be submitted to the holders of Shares for their adoption and (iv) resolve, subject to the terms and conditions of the Merger Agreement, to recommend that the holders of Shares adopt the Merger Agreement;

WHEREAS, the Company Board, acting upon the recommendation of the Special Committee, has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (c) directed that the Merger Agreement be submitted to the holders of Shares for their adoption and (d) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the holders of Shares adopt the Merger Agreement;

WHEREAS, Stockholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in its best interests to enter into this Agreement to provide for its support for the Merger Agreement and such transactions; and

WHEREAS, this Agreement is a condition for Schwab to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.
Effectiveness; Termination.  This Agreement shall be effective upon signing.  This Agreement shall automatically terminate, without any notice or other action by any Person, and, other than as described in the proviso to clause (b), be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) the Company Board effecting a Change of Recommendation in compliance with Section 7.2 of the Merger Agreement (provided, that, without limiting clause (d) below, if, in such case, the Merger Agreement is not terminated and, thereafter, the Company Board revises its recommendation in favor of adoption of the Merger Agreement then this Agreement shall automatically be reinstated as of such time and continue in full force and effect), (c) the mutual written consent of the parties hereto, (d) the entry, without the prior written consent of Stockholder, into (i) any amendment, supplement or modification of the Merger Agreement that reduces the amount of or changes the form of the consideration payable to Stockholder pursuant to the Merger Agreement as in effect on the date hereof or (ii) any other amendment, supplement or modification of the Merger Agreement as in effect on the date hereof that is adverse to Stockholder or (e) the Effective Time; provided that (A) this Section 2 and Sections 7 through 16 hereof shall survive any such termination and (B) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach prior to such termination of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Support Agreement.  From the date hereof until the earlier of (a) the Effective Time or (b) subject to the proviso in Section 2(b), the termination of this Agreement in accordance with its terms (the “Support Period”), Stockholder irrevocably and unconditionally agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the stockholders of Forge, however called, and in connection with any written consent of the stockholders of Forge, Stockholder, in each case, to the extent that Stockholder is entitled to vote its Covered Shares therein in its capacity as a stockholder, shall (i) appear at such meeting or otherwise cause all of Stockholder’s Existing Shares and all other Shares or voting securities of Forge over which Stockholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company Equity Awards) or otherwise) (together with the Existing Shares, the “Covered Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Covered Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of the stockholders of Forge to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of Forge’s Organizational Documents, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder contained in this Agreement or (2) prevent or materially impede, materially delay, materially interfere with or materially postpone the consummation of the transactions contemplated by the Merger Agreement, including the Merger.  Stockholder represents, covenants and agrees that, except for this Agreement, Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Covered Shares that would be inconsistent with Stockholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Covered Shares except any proxy to carry out Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of Forge at the request of the Company Board in connection with election of directors or other routine matters at any annual or special meeting of the stockholders of Forge.  Stockholder represents, covenants and agrees that it has not entered into, and will not enter into during the Support Period, any agreement or commitment with any Person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.  In addition, Stockholder represents, covenants and agrees that, during the Support Period, it shall not demand, seek to demand or threaten to demand appraisal pursuant to Section 262 of the DGCL or otherwise exercise or seek or threaten to exercise any dissenters’, appraisal or similar rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

4.
Transfer Restrictions Prior to the Merger.  Stockholder hereby agrees that Stockholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of Forge by the Requisite Company Vote, directly or indirectly, without the prior written consent of Schwab (not to be unreasonably withheld, conditioned or delayed), offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Covered Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that Stockholder may Transfer Covered Shares to any of its controlled Affiliates; provided that (x) any such controlled Affiliate shall remain a controlled Affiliate of Stockholder at all times following such Transfer and (y) the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such transferred Shares, in which case Stockholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”).

5.
Representations of Stockholder.  Stockholder represents and warrants as follows: (a) Stockholder has full legal right, capacity and corporate authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and legally binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Stockholder or the performance of Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than any restrictions created by this Agreement or under applicable federal or state securities laws) on any of the Covered Shares pursuant to, any agreement or other instrument or obligation binding upon Stockholder or the Covered Shares or (ii) require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to Stockholder’s Schedule 13D filed with the Securities and Exchange Commission), except, in the case of this clause (c), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Stockholder to perform its obligations under this Agreement; (d) Stockholder beneficially owns and has the sole power to vote or direct the voting of the Covered Shares, including all of Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the Shares beneficially owned by Stockholder and its Affiliates and represent the number of shares indicated on Schedule A hereto; (e) Stockholder beneficially owns the Covered Shares free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) Stockholder has read and is familiar with the terms of the Merger Agreement.  As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.
Publicity.  Stockholder hereby authorizes Schwab and Forge to publish and disclose in any announcement or disclosure that Schwab or Forge, as applicable, makes in connection with the Merger, including in the Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, Stockholder’s identity and ownership of the Covered Shares and the nature of Stockholder’s obligations under this Agreement (provided that, to the extent reasonably practicable and not otherwise prohibited by law, Stockholder shall have a reasonable opportunity to review and approve that portion of any such announcement or disclosure that identifies Stockholder by name prior to any such filing, such approval not to be unreasonably withheld, conditioned or delayed).

Stockholder agrees to promptly provide Schwab any information Schwab may reasonably request for the preparation of any such announcement or disclosure documents, and Stockholder agrees to promptly notify Schwab of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such announcement or disclosure document, to the extent that any such information shall have become false or misleading in any material respect.  Stockholder shall, if applicable and required, promptly and in accordance with applicable law amend its Schedule 13D filed with the Securities and Exchange Commission to disclose this Agreement and shall provide a draft of such amendment to Schwab reasonably in advance of such filing.

7.
Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, subject to the agreements of the parties set forth herein.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

8.
Assignment; Third-Party Beneficiaries.  This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.
Remedies/Specific Enforcement.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event.  Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other party may be entitled whether at law or in equity (including monetary damages), the other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.
Governing Law; Jurisdiction; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles.  Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party.

11.
Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (so long as no “bounce back” or similar message of non-delivery is received from the intended recipient with respect thereto), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to Stockholder, to its address set forth on Schedule A hereto, and if to Schwab, to the following addresses:

The Charles Schwab Corporation 3000 Schwab Way Westlake, TX 76262
Attention:	Michael Hecht Mark Tellini
Email:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, NY 10019
Attention:	Matthew M. Guest Nathaniel R. Ludewig
E-mail:	mguest@wlrk.com nrludewig@wlrk.com

12.
Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.
Amendments; Waivers.  Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by Schwab and Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.
Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.
Non-Recourse.  This Agreement may only be enforced against, and any action or proceeding in respect of any claim arising out of or related to this Agreement, the transactions contemplated hereby or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No former, current or future officers, employees, directors, partners, equityholders, Affiliates, managers, members, attorneys, agents, advisors or representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. For the avoidance of doubt, each of Schwab and Stockholder shall not constitute a “Non-Recourse Party” for purposes of this Agreement.

16.
Counterparts.  The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature.  All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto and is effective as of the date first set forth above:

DEUTSCHE BÖRSE AG
By:
/s/ Jens Schulte
Name:	Jens Schulte
Title:	Member of the Executive Board / Chief Financial Officer

By:
/s/ Thomas Book
Name:	Thomas Book
Title:	Member of the Executive Board

THE CHARLES SCHWAB CORPORATION
By:
/s/ Richard A. Wurster
Name:	Richard A. Wurster
Title:	President and Chief Executive Officer

Schedule A

Stockholder Information

Name of Stockholder	Existing Shares	Address for Notices
Deutsche Börse AG	1,614,146.00
Deutsche Börse AG
[***]

with copies (which shall not constitute actual or constructive notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention: Aaron M. Gruber, Esq.

Email: AGruber@cravath.com